Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Melco PBL Entertainment (Macau) Limited on Form S-8 of our report dated March 30, 2007 relating to the financial statements of Melco PBL Entertainment (Macau) Limited appearing in the annual report on Form 20-F of Melco PBL Entertainment (Macau) Limited for the year ended December 31, 2006.

/s/ Deloitte Touche Tohmatsu

Hong Kong
June 19, 2007